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                                                                      EXHIBIT 11

                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (In thousands except per share amounts)


                                                       1997       1996       1995
                                                     ------------------------------
BASIC:
      Net Income                                     $24,506    $21,228    $10,152

Weighted average shares outstanding                   19,461     19,534     19,567

Basic earnings per share                             $  1.26    $  1.09    $   .52

DILUTED:
      Net Income                                     $24,506    $21,228    $10,152

Weighted average shares outstanding                   19,461     19,534     19,567
      Incremental shares under stock option plans        510        163        161
                                                     ------------------------------
Adjusted weighted average shares outstanding          19,971     19,697     19,728
                                                     ------------------------------

Diluted earnings per share                           $  1.23    $  1.08    $   .51